FOR IMMEDIATE RELEASE

Contact Charles A. Durant, Vice President of ITI Technologies, Inc., at 612-777-2690.

NORTH ST. PAUL, MINNESOTA -- APRIL 7, 1997

ITI TECHNOLOGIES, INC. (ITII, NASDAQ) has reached a definitive agreement to acquire CADDX-CADDI Controls, Inc., Gladewater, Texas ("CADDX"), from four individual shareholders, including the Chairman of CADDX, Kenneth T. Lewis. The purchase price is $19 million. The transaction is expected to close effective April 30, 1997.

ITI Technologies, Inc. is the parent of Interactive Technologies, Inc. ("ITI"), the leading designer and manufacturer of wireless security systems. ITI had revenues of $93.3 million in 1996 and has approximately 480 employees.

CADDX designs, manufactures and markets advanced hardwire electronic security systems. CADDX is a privately-held company with headquarters and a manufacturing facility located in Gladewater, Texas. CADDX had revenues of approximately $17 million for fiscal year ended August 31, 1996, with in excess of 40% of such revenues coming from sales outside of North America. CADDX employs approximately 140 people in the Gladewater area.

"Today's announcement signals a major step that will strengthen ITI's position as a leader in the electronic security alarm industry," said Thomas L. Auth, Chairman, President and CEO of ITI Technologies, Inc. "The acquisition should provide ITI Technologies opportunities for stronger growth in international, commercial and new home construction markets," added Auth. He also said that "the CADDX acquisition provides further opportunities to broaden product delivery and distribution channels, as well as add diversity to ITI's customer base."

Joe Hurst, President of CADDX, stated that "the combination of our strengths in sales of high volume residential security controls through domestic distribution, and as the leading exporter of USA manufactured security controls, with those of ITI, the clear leader in the USA wireless security market, establishes a strong foundation for a company that now has the tools to become a leading player in all world markets and in all market segments. The management team at CADDX is excited about the opportunity to participate in the process."

Upon closing, CADDX will shorten its name from "CADDX-CADDI Controls, Inc." to "CADDX Controls, Inc." CADDX will operate under the CADDX Controls, Inc. name as an "ITI Technologies company," with Joe Hurst serving as President. CADDX products will continue to be manufactured in its Texas facility.

In connection with the acquisition of CADDX by ITI Technologies, the CADDX office and manufacturing facilities, including the land, which are currently being leased, will also be purchased.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH ACQUISITIONS, SUCH AS DIFFICULTIES IN ASSIMILATING OPERATIONS, SYSTEMS AND PRODUCTS OF THE ACQUIRED COMPANY; THE DIVERSION OF MANAGEMENT'S ATTENTION FROM OTHER BUSINESS CONCERNS; AND THE RISKS OF ENTERING NEW MARKETS.